Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

TPG Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.001 per share	Other	225,355,652(1)	$27.02(2)	$6,089,109,717.04	0.00014760	$898,752.59

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$6,089,109,717.04		$898,752.59

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$898,752.59

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A common stock being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $27.02, which is the average of the high and low prices of the shares of the Class A common stock on October 26, 2023 on the Nasdaq Global Select Market.